                                 Exhibit 99.1

For immediate release

May 4, 2017

AtriCure Reports First Quarter 2017 Financial Results

•	Worldwide revenue of $41.3 million – an increase of 14.8% year over year
•	U.S. revenue of $33.3 million – an increase of 17.7% year over year
•	International revenue of $8.0 million – an increase 4.4% year over year

MASON, Ohio, May 4, 2017 – AtriCure, Inc.  (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced first quarter 2017 financial results.

“During the first quarter of 2017, we made significant progress across our strategic priorities, achieving solid results in our base Open business while driving forward our transformation into the minimally invasive market,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “We are advancing our clinical trials meaningfully with several new sites enrolling for CONVERGE, and expect enrollment to accelerate in the second half of the year. We are looking forward to continued momentum across our business throughout 2017.”

First Quarter 2017 Financial Results

Revenue for the first quarter of 2017 was $41.3 million, an increase of $5.3 million or 14.8% (15.4% on a constant currency basis), compared to first quarter 2016 revenue. U.S. revenue increased 17.7% to $33.3 million, driven by strong sales of ablation-related minimally invasive products and AtriClip® products. International revenue was $8.0 million, an increase of $0.3 million or 4.4% (6.9% on a constant currency basis), compared to first quarter 2016 revenue.

Gross profit for the first quarter of 2017 was $30.0 million compared to $25.9 million for the first quarter of 2016. Gross margin for the first quarter of 2017 increased to 72.7% compared to 72.1% in the first quarter of 2016.

Operating expenses for the first quarter of 2017 increased 12.2%, or $4.3 million, compared to the first quarter of 2016. The increase in operating expenses was driven primarily by an increase in selling, clinical, marketing, and training expenses.

Loss from operations for the first quarter of 2017 was $9.6 million, compared to $9.4 million for the first quarter of 2016. Net loss per share was $0.32 for the first quarter of 2017 and $0.31 for the first quarter of 2016. Adjusted EBITDA, a non-GAAP measure, was a loss of $3.7 million for the first quarter of 2017, compared to a $4.4 million loss for the first quarter of 2016 (see reconciliation of GAAP results to non-GAAP results in the table accompanying this release).

Full Year 2017 Financial Guidance

The Company reiterates its previously given, full year 2017 financial outlook. Constant currency revenue growth is expected to be approximately 13% to 15% over full year 2016, which implies a range of $175 million to $178 million at current exchange rates.

Adjusted EBITDA, a non-GAAP measure, is projected to be a loss in the range of $4 million to $6 million. Net loss per share is projected to be in the range of $0.94 to $1.04. The Company continues to expect positive adjusted EBITDA for full year 2018

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Thursday, May 4, 2017 to discuss its first quarter 2017 financial results. The call may be accessed through an operator by calling (844) 884-9951 for domestic callers and (661) 378-9661 for international callers using conference ID number 45359788. A live audio webcast of the presentation may be accessed by visiting the Investors page of AtriCure’s corporate website at ir.atricure.com. A replay of the presentation will be available for 90 days following the presentation.

About AtriCure

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. We do not undertake to update our forward-looking statements. This document also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics.

Revenue reported on a constant currency basis is a non-GAAP measure and is calculated by applying previous period foreign currency exchange rates to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue to both management and the company’s investors.

Adjusted EBITDA provides an indication of performance excluding certain items. Management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses adjusted EBITDA for its strategic planning. A reconciliations of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods can be found in a table later in this release.

The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

CONTACTS:

Andy Wade

AtriCure, Inc.

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Lynn Pieper Lewis

Gilmartin Group

Investor Relations

(415) 937-5402

lynn@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Domestic Revenue:
Open-heart ablation	$15,705	$13,968
Minimally invasive ablation	8,282	6,725
AtriClip	8,702	6,848
Total ablation and AtriClip	32,689	27,541
Valve tools	579	731
Total domestic	33,268	28,272
International Revenue:
Open-heart ablation	4,590	4,472
Minimally invasive ablation	1,958	2,164
AtriClip	1,395	865
Total ablation and AtriClip	7,943	7,501
Valve tools	62	167
Total international	8,005	7,668
Total revenue	41,273	35,940
Cost of revenue	11,265	10,026
Gross profit	30,008	25,914
Operating expenses:
Research and development expenses	9,550	8,563
Selling, general and administrative expenses	30,100	26,770
Total operating expenses	39,650	35,333
Loss from operations	(9,642)	(9,419)
Other expense, net	(518)	(300)
Loss before income tax expense	(10,160)	(9,719)
Income tax expense	23	5
Net loss	$(10,183)	$(9,724)
Basic and diluted net loss per share	$(0.32)	$(0.31)
Weighted average shares used in computing net loss per share:
Basic and diluted	32,020	31,358

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	March 31,	December 31,
	2017	2016
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$34,465	$44,009
Accounts receivable, net	21,661	21,094
Inventories	18,838	17,660
Other current assets	4,145	2,954
Total current assets	79,109	85,717
Property and equipment, net	29,930	29,995
Long-term investments	—	3,000
Goodwill and intangible assets, net	157,046	157,388
Other noncurrent assets	338	321
Total assets	$266,423	$276,421
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$24,920	$27,140
Other current liabilities and current maturities of capital leases and long-term debt	3,489	1,688
Total current liabilities	28,409	28,828
Capital leases	13,184	13,319
Long-term debt	22,154	23,886
Other noncurrent liabilities	41,818	41,946
Total liabilities	105,565	107,979
Stockholders' equity:
Common stock	34	33
Additional paid-in capital	370,374	367,851
Accumulated other comprehensive loss	(393)	(468)
Accumulated deficit	(209,157)	(198,974)
Total stockholders' equity	160,858	168,442
Total liabilities and stockholders' equity	$266,423	$276,421

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(10,183)	$(9,724)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	3,628	2,842
Depreciation and amortization of intangible assets	2,304	2,211
Amortization of deferred financing costs	66	15
Loss on disposal of equipment	62	141
Realized loss (gain) from foreign exchange on intercompany transactions	21	(5)
Amortization/accretion on investments	38	56
Change in allowance for doubtful accounts	(136)	—
Changes in operating assets and liabilities
Accounts receivable	(397)	30
Inventories	(1,145)	(1,232)
Other current assets	(1,175)	(439)
Accounts payable and accrued liabilities	(2,474)	(4,535)
Other noncurrent assets and liabilities	(155)	(291)
Net cash used in operating activities	(9,546)	(10,931)
Cash flows from investing activities:
Purchases of available-for-sale securities	(3,096)	—
Maturities of available-for-sale securities	10,550	9,800
Purchases of property and equipment	(1,728)	(2,804)
Net cash provided by investing activities	5,726	6,996
Cash flows from financing activities:
Payments on capital leases	(120)	(107)
Proceeds from stock option exercises	631	1,896
Shares repurchased for payment of taxes on stock awards	(1,735)	(999)
Net cash (used in) provided by financing activities	(1,224)	790
Effect of exchange rate changes on cash and cash equivalents	(10)	149
Net decrease in cash and cash equivalents	(5,054)	(2,996)
Cash and cash equivalents - beginning of period	24,208	23,764
Cash and cash equivalents - end of period	$19,154	$20,768

Supplemental cash flow information:
Cash paid for interest	$488	$244
Cash paid for income taxes	—	—
Non-cash investing and financing activities:
Accrued purchases of property and equipment	559	243

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)

Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)

	Three Months Ended March 31,
	2017	2016
Net loss, as reported	$(10,183)	$(9,724)
Income tax expense	23	5
Other expense, net (a)	518	300
Depreciation and amortization expense	2,304	2,211
Share-based compensation expense	3,628	2,842
Non-GAAP adjusted loss (adjusted EBITDA)	$(3,710)	$(4,366)

	Three Months Ended March 31,
	2017	2016
(a) Other includes:
Net interest expense	$500	$220
Loss due to exchange rate fluctuation	18	80
Other expense, net	$518	$300

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